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                                                                    Exhibit 10.3

                   SUPPLEMENTAL SAVINGS AND RETIREMENT PLAN
                         FOR KEY SALARIED EMPLOYEES OF
                             MILLIPORE CORPORATION

INTRODUCTION
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Millipore Corporation hereby establishes the Supplemental Savings and Retirement
Plan for Key Salaried Employees of Millipore Corporation (the "Supplemental Plan") effective January 1, 1985 for the following purposes:

     (1) To allow certain key salaried employees designated by the Board of Directors of Millipore Corporation (the "Board") to receive benefits directly from Millipore Corporation equal to the benefits such employees would be entitled to receive under the terms of the Retirement Plan for Employees of Millipore Corporation (the "Retirement Plan") and from the Millipore Corporation Employees' Participation and Savings Plan (the "Savings Plan") if the benefits payable from the Retirement Plan and the Savings Plan were not limited by the provisions of Section 415 of the Internal Revenue Code (the "Code").

     (2) To provide benefits to certain key salaried employees based on compensation which is not included in the definition of compensation under the terms of the Retirement and Savings Plan due to the deferral of such compensation under the terms of this Supplemental Plan or under any other nonqualified deferred compensation plan of Millipore Corporation. Such benefits shall be equal to the benefits which would have been provided under the terms of the Retirement and Savings Plans if such deferred compensation were included in the definition of compensation under those plans and if the limitations of Code Sections 401(a)(17), 402(g), and 415 and the non-discrimination requirements of Code Sections 401(k) and 401(m) did not apply.

                                   SECTION  1
                     SUPPLEMENTAL RETIREMENT PLAN BENEFITS

A key salaried employee designated by the Board to participate in this Supplemental Plan (a "Participant") shall be entitled to a benefit under the provisions of this section if his benefit determined under the provisions of the Retirement Plan is less than such benefit would have been if (1) any compensation deferred by the Participant under this Supplemental Plan or under any other nonqualified deferred compensation plan of Millipore Corporation had been included in the Participant's "Final Average Compensation," as defined in
Section 2.20 of the Retirement Plan, and/or (2) the limits described in Code Sections 401(a) (17) and 415 did not apply.

If a Participant's benefit from the Retirement Plan is reduced as a result of either or both of the conditions described in the preceding paragraph, the benefit to which the Participant shall be entitled under this Supplemental Plan shall be determined as follows:
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     (1)  The benefit actually payable to the Participant under the terms of the
          Retirement Plan shall be calculated.

     (2) The benefit which would have been payable under the terms of the Retirement Plan if "Final Average Compensation," as defined in
          Section 2.20 of the Retirement Plan, included compensation deferred under this Supplemental Plan or any other nonqualified deferred compensation plan of Millipore Corporation and if the limits described in Code Sections 401(a)(17) and 415 did not apply shall be calculated.

     (3)  The result of step (1) shall be subtracted from the result of step
          (2), and the difference, if any, shall be the benefit payable to the Participant as a life annuity under this Supplemental Plan.

Millipore Corporation may, in its sole discretion, after due consideration to the desires of the Participant and/or his designated beneficiary, communicated to the Corporation at least six (6) months prior to the date on which any such benefit payment is to commence, make payment of benefits rather than in a life annuity, in either of the forms as set forth in Section 2.4.

                                   SECTION  2
                       SUPPLEMENTAL SAVINGS PLAN BENEFITS

2.1  Employer Participating Contributions.  If contributions to the Savings Plan
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     on behalf of a Participant made pursuant to Section 5.1 of the Savings Plan are limited by the application of the limits described in Code Sections 401(a)(17) and 415 and/or a Participant makes compensation deferrals pursuant to this Supplemental Plan or to any other nonqualified deferred compensation plan of Millipore Corporation, Millipore Corporation shall credit to an account established for the Participant under this Supplemental Plan (his "Supplemental Participation Plan Account") an amount equal to the excess of (a) over (b), where (a) is the amount which would have been contributed under Section 5.1 of the Savings Plan in the absence of the limits described in Code Sections 401(a)(17) and 415 and any compensation deferrals under this Supplemental Plan or any other nonqualified deferred compensation plan of Millipore Corporation, and (b) is the amount actually contributed under Section 5.1 of the Savings Plan.

     The Participant's Supplemental Participation Plan Account shall be adjusted as of the end of each calendar quarter as if it were invested in the Participation Fund of the Savings Plan.

2.2  Supplemental Participant Contributions.  If a Participant's contributions
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     made prior to January 1, 1987 under Section 4.1 of the Savings Plan are limited either by the Section 415 limits or by the application of the non-discrimination requirements of Section 401(k) of the Internal Revenue Code, the Participant may elect to defer a portion of his compensation equal to the excess of (a) over (b),

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     where (a) is the amount which the Participant would have contributed under
     Section 4.1 of the Savings Plan in the absence of the Section 415 limits and/or the non-discrimination requirements of Section 401(k) and (b) is the amount actually contributed by the Participant under Section 4.1 of the Savings Plan. If a Participant's contributions made on or subsequent to January 1, 1987, are limited by the Section 415 limits or by the annual contribution limit under Section 402(g) of the Internal Revenue Code, the Participant may elect to defer a portion of his compensation equal to the excess of (a) over (b), where (b) is the amount actually contributed by the Participant under Section 4.1 of the Savings Plan and (a) the amount which the Participant would have contributed under Section 4.1 of the Savings Plan in the absence of the Section 415 limits and/or the Annual Maximum limits of Section 401, but not more than would be allowed other employees subject to the non-discrimination requirements of Section 401(k).

     Effective with respect to contributions made on or after January 1, 1987, a Participant may elect to defer a portion of his gross compensation (prior to any deferrals under the Savings Plan, this Supplemental Plan, or any other nonqualified deferred compensation plan of Millipore Corporation) equal to the excess of (a) over (b), where (a) is the amount the Participant would have contributed under Section 4.1 of the Savings Plan in the absence of the limitations of Code Section 401(a)(17), Section 402(g), and Section 415, and/or the non-discrimination requirements of Code Section 401(k) and by taking into account the Participant's gross compensation (prior to any compensation deferrals described above) and (b) is the amount actually contributed by the Participant under Section 4.1 of the Savings Plan.

2.3  Supplemental Employer Matching Contributions.  If a Participant makes
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     Supplemental Participant Contributions pursuant to Section 2.2 of this
     Supplemental Plan, Millipore Corporation shall credit to his Supplemental Contribution Account an amount equal to the employer matching contributions which would have been made pursuant to Section 5.2 of the Savings Plan if the Participant's Supplemental Participant Contributions had been made pursuant to Section 4.1 of the Savings Plan, without regard to the
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     nondiscrimination requirements of Code Section 401(m).
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All payments of benefits to Participants and/or their designated beneficiaries under Section 2 of this Supplemental Plan shall be made in any of the three forms set forth below; the particular form to be selected by Millipore Corporation in its sole discretion after giving due consideration to the desires of the Participant and/or his designated beneficiary, communicated to the Corporation at least six (6) months prior to the date on which any such benefit payment is to commence:

     (1)  A lump sum payment;

     (2)  The payment of a life annuity;

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     (3)  In five, ten or fifteen equal annual installments. (Equal shall mean dividing the account balance by the number of years remaining before making the annual installment then due).

Any unpaid balance shall remain in the Participant's Supplemental Contribution Account and shall be adjusted in the manner as provided for in Section 2.2.

                                   SECTION  3
                            DISTRIBUTIONS AND LOANS


3.1  General.  Distributions on account of retirement, death, disability or
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     other termination of employment under the Supplemental Plan shall be made in accordance with Section 1 or Section 2, whichever is applicable based upon the type of benefit distribution being made.

3.2  Distributions While Employed.  No distributions may be made to a
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     Participant under the terms of this Supplemental Plan while the Participant is an employee of Millipore Corporation or of any affiliate or subsidiary of Millipore Corporation.

3.3  Right of Offset.  If, at the time of payment hereunder, the Administrative
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     Committee established pursuant to Section 5.4 determines that the
     Participant to whom or on whose behalf payment is being made, for any reason, indebted to Millipore Corporation or to any affiliate or subsidiary of Millipore Corporation, the Administrative Committee shall be entitled to offset such indebtedness, including any interest accruing thereon, against any payments otherwise due under the Supplemental Plan.

3.4  Withholding.  Millipore Corporation shall be entitled to withhold from
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     payments due under the Supplemental Plan any and all taxes of any nature required by any government to be withheld from compensation paid to Participants.

3.5  Loans.  No loans to Participants shall be permitted under the Supplemental
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     Plan.

                                   SECTION  4
                                    VESTING

A Participant shall be vested in his Supplemental Retirement Plan benefit, if any, in accordance with the vesting provisions of the Retirement Plan. A Participant shall be fully vested at all times in his Supplemental Savings Plan benefits.

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                                   SECTION  5
                                 MISCELLANEOUS

5.1  Amendment and Termination.
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     (1)  The Board may at any time and from time to time, amend or terminate this Supplemental Plan, without the consent of any Participant or beneficiary, provided that no such amendment or termination shall reduce any benefits accrued under the terms of this Supplemental Plan prior to the date of termination or amendment.

     (2) Any amendment or termination of the Supplemental Plan shall become effective as to a Participant or beneficiary on the first day of the month following written notice to such Participant or beneficiary of the amendment or termination.

5.2  No Contract of Employment.  The establishment of the Supplemental Plan or
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     any modification thereof shall not give any Participant or other person the right to remain in the service of Millipore Corporation, and all Participants and other persons shall remain subject to discharge to the same extent as if the Supplemental Plan had never been adopted.

5.3  Tax Effects.  None of Millipore Corporation, the Board, the Administrative
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     Committee, and any firm, person, or corporation, represents or guarantees that any particular federal, state or local tax consequences will occur as a result of any Participant's participation in this Supplemental Plan. Each Participant shall consult with his or her own advisors regarding the tax consequences of participation in this Supplemental Plan.

5.4  Administrative Committee.  The Supplemental Plan shall be administered by
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     an Administrative Committee which shall consist of at least three members who shall serve at the pleasure of the Board.

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5.5  Entire Agreement; Successors.  This Supplemental Plan, including any
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     subsequently adopted amendments, shall constitute the entire agreement or contract between Millipore Corporation and any Participant regarding the Supplemental Plan. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between Millipore Corporation and any Participant relating to the subject matter hereof, other than those set forth in this Supplemental Plan. This Supplemental Plan and any amendment shall be binding on the parties hereto and their respective heirs administrators, trustees, successors and assigns, and on all designated beneficiaries of the Participant.

5.6  Severability
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     If any provision of this Supplemental Plan shall be held or deemed to be invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, because of its conflicting with any constitution or statute or rule of law or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Supplemental Plan shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

                                                               September 2000

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